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                                                                   Exhibit h(13)

                          ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT is made as of _____________, 200_ by and between BB&T FUNDS, a Massachusetts business trust (the "Trust") and PFPC INC., a Massachusetts corporation ("PFPC").

                                   WITNESSETH:

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust wishes to retain PFPC to provide accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof and as such Exhibit A may be amended from time to time (each, a "Fund") and PFPC wishes to furnish such services;

     NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.   DEFINITIONS. As used in this Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person's scope of Authority may be limited by setting forth such limitation in a written document signed by both parties hereto.


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     (e)  "Oral Instructions" mean oral instructions received by PFPC from an
          Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (f)  "SEC" means the Securities and Exchange Commission.

     (g)  "Securities Laws" mean the 1933 Act, the 1934 Act and the 1940 Act.

     (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

     (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. As of the date first set forth above, the Trust hereby appoints PFPC to provide accounting services to each of the Funds identified as "2006 Converted Funds" on Exhibit A in accordance with the terms set forth in this Agreement. Effective as of __________, 2007 (or such other date as the parties may mutually agree in writing (the "2007 Effective Date")), the Trust hereby appoints PFPC to provide accounting services to each of the Funds identified as "2007 Converted Funds" on Exhibit A in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. For clarification, PFPC has no, nor shall it deemed to have any,


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     responsibility under this Agreement with respect to the Funds identified as
     2007 Converted Funds until the 2007 Effective Date.

3. COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS. PFPC undertakes to comply with all applicable laws, rules and regulations, including, without limitation, applicable requirements of the Securities Laws, and all applicable rules and regulations promulgated by the SEC thereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or any other entity.

4.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instructions or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the


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          transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.   RIGHT TO RECEIVE ADVICE.

     (a) Advice of the Trust. If PFPC is in doubt as to any action it should or should not take, PFPC may request Written Instructions from the Trust.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take with respect to the Trust, PFPC may (i) upon prior written notice to and after receiving written approval from, the Trust, request advice from the Trust's counsel ("Trust Counsel") at the Trust's expense; or (ii) upon prior notice to the Trust, request advice from PFPC's counsel ("PFPC Counsel") at PFPC's own expense.

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from Trust Counsel, PFPC may, in good faith, rely upon and follow the advice of such Trust Counsel, provided that reasonable prior written notice has been given to the Trust. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from PFPC Counsel, PFPC shall notify the Trust in writing regarding such conflict. The Trust shall, within a reasonable period of time after receipt of such notice, notify PFPC in writing of its agreement or disagreement to any actions or any omissions to act PFPC proposes to take pursuant to PFPC Counsel's advice. If the Trust (i) does not respond to PFPC within a reasonable


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          time; or (ii) responds with agreement to PFPC's proposed actions or omissions PFPC proposes to take pursuant to PFPC Counsel's advice; then PFPC may, in good faith, rely upon and follow the advice of PFPC Counsel. However, in the event where the Trust has timely notified PFPC in writing of its disagreement with PFPC's proposed actions or omissions, PFPC and the Trust shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Trust's objection. If, after such consultations, PFPC and the Trust are unable to agree on the actions or omissions in question, PFPC and the Trust shall consult independent counsel reasonably acceptable to both parties ("Independent Counsel"), the expense of such Independent Counsel to be split 50/50 between PFPC and the Trust, and PFPC may, after such advice is delivered to PFPC and the Trust, follow and rely upon the advice of such Independent Counsel.

     (d) Protection of PFPC. PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from Trust Counsel or, if PFPC follows and acts in accordance with the provisions of paragraph
          (c) hereof, PFPC Counsel or Independent Counsel, as applicable; provided PFPC believes, in good faith, that such action or inaction is consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written


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          Instructions.

6. RECORDS; VISITS. The books and records pertaining to the Trust and the Funds which are in the possession or under the control of PFPC shall be the property of the Trust. The Trust and Authorized Persons, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person at the Trust's expense.

          PFPC shall keep and maintain the following records pursuant to Rule 31a-1 (the "Rule") under the 1940 Act:

          (a) journals containing an itemized record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits as required by subsection (b)(1) of the Rule;

          (b) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

          (c) separate ledger accounts required by subsection (b)(2)((ii) and (iii) of the Rule;

          (d) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

          (e) maintain the books and records pertaining to (i) fair value prices and/or adjustment factors provided by independent third-party pricing vendors selected by the Trust from time to time ("Pricing Vendor"), and
     (ii) market prices for securities that are valued using fair value information provided by the Pricing Vendor on such days when the Trust utilizes fair value prices in its NAV calculation.

7. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment


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     strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including nonpublic financial and other information relating to customers), customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC or their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable, of the Trust or PFPC; and (d) anything designated as confidential, by the Trust or PFPC. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (1) is already known to the receiving party at the time it is obtained; (2) is or becomes publicly known or available through no wrongful act of the receiving party;
     (3) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; or (4) is released by the protected party to a third party without restriction. Confidential Information may be disclosed by the receiving party (the party that received the Confidential Information from the protected party) where the Confidential Information: (1) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or order made pursuant to applicable law, provided that the receiving party has provided the protected party prior


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     written notice of the same, to the extent such notice is not prohibited by law; or (2) is reasonably relevant to the defense of any claim or cause of action asserted against the receiving party provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (3) is Trust information provided by PFPC in connection with an independent third party compliance or other review; provided that the recipient is bound by a duty of confidentiality; or (4) release of such information by PFPC is necessary in connection with the provision of services under this Agreement, provided that the recipient is bound by a duty of confidentiality. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust. Notwithstanding the foregoing, the parties acknowledge that the Trust shall retain all ownership rights in Trust data which resides on


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     PFPC System.

10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC. In addition, the Trust agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

12.  INDEMNIFICATION.

     (a) The Trust agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) ("Losses") arising directly or indirectly from any appropriate and reasonable action or omission to act which PFPC takes in connection with the provision of services to the Trust. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or


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          any expenses incident to such liability) caused by PFPC's or its affiliates' material and uncured breach of any term of this Agreement or PFPC's or its affiliates' willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Fund's assets and not against the assets of any other investment portfolio of the Trust.

     (b) PFPC agrees to indemnify and hold harmless the Trust and its affiliates from all Losses arising from PFPC's or its affiliates' material and uncured breach of any term of this Agreement or PFPC's or its affiliates' willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement.

     (c) In any case in which one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party hereto (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an "Indemnification Claim") against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party (except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action), and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party may participate in the defense of against, and shall have the option to defend the Indemnified Party against, any Indemnification Claim which may be the subject of this indemnification,


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          and, in the event that the Indemnifying Party so elects to assume the defense, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim (except for reasonable investigation costs). In the event that the Indemnifying Party does not elect to assume the defense of any such suit within 15 days of its receipt of notice of the Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent (which shall not be unreasonably withheld, delayed or conditioned); provided that if the Indemnifying Party fails to participate in or assume the defense within 15 days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the other party.

     (d) The provisions of this Section 12 shall survive termination of this Agreement.

13.  RESPONSIBILITY OF PFPC.

     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust


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          except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC' material and uncured breach of this Agreement, willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party (unless such third party was engaged by PFPC); provided that PFPC has adopted and implemented a commercially reasonable Disaster Recovery Plan; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its


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          affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

     (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (e) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for (i) any error or omission of any of its predecessors as servicer on behalf of the Trust or (ii) for any failure to discover any such error or omission, provided that, once PFPC has performed the services under this Agreement and in the ordinary course of performing the services should reasonably have discovered such an error or omission, PFPC will no longer be protected under this Section 13(e)(ii) for damages caused by such failure.

     (f) The provisions of this Section 13 shall survive termination of this Agreement.

14. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services with respect to each Fund:

          (i) Journalize investment, capital share and income and expense activities;

          (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Fund (the "Adviser");

          (iii) Maintain individual ledgers for investment securities;

          (iv) Maintain historical tax lots for each security;

          (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes daily;

          (vi) Post to and prepare daily, the general ledger and trial balance;


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          (vii) Calculate various contractual expenses (e.g., advisory and custody fees);

          (viii) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

          (ix) Control all disbursements and authorize such disbursements upon Written Instructions;

          (x)  Calculate capital gains and losses;

          (xi) Determine book-basis net income;

          (xii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Fund's Investments in accordance with the Funds' Valuation Procedures;

          (xiii) Transmit, mail or otherwise make available a copy of the daily portfolio valuation to the Adviser; PFPC shall provide to the Fund the Data Repository and Analytics Suite (DRAS) internet access service;

          (xiv) Compute net asset value;

          (xv) Provide accounting information for the following:

               (A) federal and state income tax returns and federal excise tax returns;

               (B) the Trust's semi-annual reports with the SEC on Form N-SAR;

               (C) the Trust's annual, semi-annual and quarterly, if any, shareholder reports;

               (D) registration statements on Form N-1A and other filings relating to the registration of shares;

               (E) the Administrator's monitoring of the Trust's status as a regulated investment company under subchapter M of the Internal Revenue Code, as amended;

               (F) annual audit by the Trust's auditors; and

               (G) examinations performed by the SEC.


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15.  FAIR VALUE SERVICES [Intentionally Omitted.]

16.  DURATION AND TERMINATION.

     (a) This Agreement shall be effective (a) on the date first written above with respect to the 2006 Converted Funds and (b) on the 2007 Effective Date with respect to the 2007 Converted Funds. Unless terminated pursuant to its terms, this Agreement shall continue for a period of three (3) years from the 2007 Effective Date (the "Initial Term").

     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Trust or PFPC provides written notice to the other party of its intent not to renew or unless otherwise terminated as provided herein. Such notice must be received not less than sixty
          (60) days prior to the expiration of the Initial Term or the then current Renewal Term.

     (c) In the event of termination, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor accounting agent will be borne by the Trust and paid to PFPC prior to any such conversion.

     (d) This Agreement may be terminated (i) by mutual agreement of the parties or (ii) for "cause" upon the provision of sixty (60) days advance written notice by the party alleging cause. For purposes of this Agreement, "cause" shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final finding or determination of fault or culpability the party not alleging cause (the "Affected


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          Party") or its affiliates following formal proceedings against said
          Affected Party or its affiliates by the SEC, NASD, or any federal or state regulatory body, which finding or determination, relates to or affects PFPC's or the Trust's obligations under this Agreement, if the party seeking termination reasonably determines that such finding or determination, or the facts on which such finding or determination are based (A) has a material likelihood of preventing or materially and adversely impacting PFPC's or the Trust's performance of, or ability to perform, its obligations under this Agreement or (B) relates to or involves criminal or unethical behavior in the conduct of the Affected Party's conduct of services to be provided by this Agreement; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty or criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. PFPC shall not terminate this Agreement pursuant to clause (i) above based solely on the Trust's failure to pay an amount to PFPC which is the subject of a bond fide good faith dispute, if (A) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (B) the Trust continues to perform its


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          obligations hereunder in all other material respects (including paying all fees and expenses not subject to such a dispute hereunder); and
          (C) promptly upon resolution of such a dispute, the Trust promptly pays PFPC the amount mutually agreed was due PFPC, if any.

     (e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization result in the Trust's desire to cease to use PFPC as the provider of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Trust's successor service provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Trust. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

18. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at 434 Fayetteville Street, Fifth Floor, Raleigh, NC 27601, Attention:
     President (or such other address as the Trust may inform PFPC in writing)or
     (c) if


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     to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. No amendment to this agreement will be valid unless made in writing and executed by both parties hereto.

20. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days' prior written notice of such assignment or delegation.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.  MISCELLANEOUS.

     (a) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

     (b) During the term of this Agreement and for one year thereafter, the Trust shall not knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Trust if PFPC employee was identified by such entity solely as a result of PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

     (c) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person.

     (e) This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

     (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (g) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (h) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     (i) PFPC, or an affiliate of PFPC, shall maintain for PFPC a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers and errors and omissions coverage of not less than $25 million. Upon the request of the Trust, PFPC shall provide evidence that coverage is in place. PFPC shall notify the Trust should the insurance coverage with respect to professional liability errors and omissions and fidelity bond coverage be canceled. PFPC shall notify the Trust of any material claims against it with respect to service performed under this Agreement.

     (j) The parties expressly agree that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BB&T FUNDS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

                                      FUNDS

     THIS EXHIBIT A, dated as of ________, 200_, is Exhibit A to that certain Accounting Services Agreement dated as of _________, 200_ between PFPC Inc. and BB&T Funds. This Exhibit A shall supersede all previous forms of Exhibit A.

2006 Converted Funds

2007 Converted Funds

                                    EXHIBIT B

                               International Funds

        [The remained of this Exhibit has been intentionally left blank]

                                    EXHIBIT C

                      FOREIGN EQUITY FAIR VALUE PROCEDURES
                                      [TBD]

        [The remained of this Exhibit has been intentionally left blank]